Exhibit 99.1

**For Immediate Release**

For more information, contact:
Victor Karpiak: (425) 255-4400
Scott Gaspard: (425) 254-2002

First Financial Northwest, Inc.
Reports Net Income of $568,000 for the Fourth Quarter 2010
and Financial Results for the Year Ended December 31, 2010

Renton, Washington – January 24, 2011 - First Financial Northwest, Inc. (the “Company”) (Nasdaq GS: FFNW), the holding company for First Savings Bank Northwest (the “Bank”), today reported net income for the fourth quarter ended December 31, 2010 of $568,000, or $0.03 per diluted share, as compared to a net loss of $12.2 million, or $0.69 per diluted share for the quarter ended December 31, 2009.  For the year ended December 31, 2010, the Company reported a net loss of $54.1 million, or $3.11 per diluted share as compared to a net loss of $40.7 million, or $2.18 per diluted share for the year ended December 31, 2009.

“Our fourth quarter 2010 results reflect that we are making progress on improving our financial results and reducing our problem assets. We have continued to reduce our concentration of speculative construction/land development loans as these loans have decreased by $107.5 million, or 66% over the last year. Our nonperforming assets at December 31, 2010 represented 7.79% of total assets compared to 10.08% at December 31, 2009, a $39.5 million decrease. As a result of our progress to reduce the amount of nonperforming loans and the improved performance of our loan portfolio, we were able to reduce our provision for loan losses in the fourth quarter of 2010 as compared to previous quarters.  Our net interest margin increased 24 basis points to 2.95% during the fourth quarter of 2010 as compared to the third quarter of 2010. These are all positive signs as we continue to work diligently to return the Company to sustained profitability,” stated Victor Karpiak, Chairman, President, and Chief Executive Officer of First Financial Northwest, Inc.

During the quarter and year ended December 31, 2010, the following items contributed to our financial results:

•	Provision for loan losses of $2.1million and $53.1 million during the quarter and year ended December 31, 2010, respectively;

•	Net loan charge-offs of $8.0 million and $63.6 million during the quarter and year ended December 31, 2010, respectively;

•	Nonperforming assets decreased $23.3 million to $93.0 million at December 31, 2010 and represented 7.79% of total assets compared to 9.09% at September 30, 2010, and 10.08% at December 31, 2009;

•
Net interest margin increased 24 basis points to 2.95% as compared to 2.71% for the quarter ended September 30, 2010 as compared to 2.70% and 2.49% for the years ended December 31, 2010 and 2009, respectively;

•
The risk level of our loan portfolio decreased as a result of the reduction in the amount of speculative construction/land development loans to $56.5 million, or 6.33% of total  loans from $73.8 million, or 7.68% at September 30, 2010 and $164.0 million, or 14.70% at December 31, 2009;

•	The Company’s ratio of tangible equity to tangible assets at December 31, 2010 was 14.62%(1).

During the quarter ended December 31, 2010, management continued to evaluate the adequacy of the allowance for loan losses and concluded that a provision of $2.1 million was required for the quarter. The amount of the provision was based on management’s analysis of various quantitative and qualitative factors affecting loans to provide reserves adequate to support known and inherent losses within the loan portfolio. The decrease in the level of nonperforming loans, loan delinquencies and net charge-offs during the fourth quarter were the primary reasons for the decrease in the provision as compared to the third quarter of 2010. The effect of the $2.1 million provision for loan losses during the quarter ended December 31, 2010 combined with net charge-offs of $8.0 million resulted in a decrease in the allowance for loan losses to $22.5 million at December 31, 2010 from $28.4 million at September 30, 2010. The allowance for loan
_____________________________________
(1)The tangible equity to tangible assets ratio is the same as the equity to assets ratio under GAAP accounting standards as the Company has an immaterial amount of intangible assets at December 31, 2010.

losses as a percent of nonperforming loans improved to 35.8% at December 31, 2010 as compared to 30.4% at September 30, 2010 and 27.4% at December 31, 2009.

Nonperforming loans include loans to borrowers who are experiencing deteriorating financial conditions and there is doubt as to the ultimate recoverability of the full principal and interest due the Bank in accordance with the terms of the loan agreement. Nonperforming loans decreased $30.5 million during the quarter to $62.9 million at December 31, 2010, compared to $93.4 million at September 30, 2010 and $120.7 million at December 31, 2009. The fourth quarter decrease was achieved primarily by the transfer of $14.9 million of nonperforming loans to other real estate owned (“OREO”) and $8.5 million of short sales during the quarter.

The following table presents a breakdown of our nonperforming assets:
						December 31,
						2010 Compared to
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31, 2009
	2010	2010	2010	2010	2009	Increase/(Decrease)
	(In thousands)
One-to-four family residential (1)	$22,688	$37,420	$48,246	$48,035	$36,874	$(14,186)
Commercial real estate	7,306	8,170	14,657	14,108	11,535	(4,229)
Construction/land development	32,885	47,672	56,995	83,016	71,780	(38,895)
Consumer	57	181	747	759	514	(457)
Total nonperforming loans (2)	$62,936	$93,443	$120,645	$145,918	$120,703	$(57,767)

Other real estate owned	30,102	22,927	16,493	20,500	11,835	18,267

Total nonperforming assets	$93,038	$116,370	$137,138	$166,418	$132,538	$(39,500)

(1) The majority of these loans are related to our merchant builders rental properties.
(2) There were no loans accruing interest which were contractually past due 90 days or more at the dates indicated.

Nonperforming assets continued to decrease for the third consecutive quarter. At December 31, 2010, nonperforming assets decreased $23.3 million, or 20.0% compared to the third quarter of 2010 and $39.5 million, or 29.8% compared to December 31, 2009. Nonperforming assets as a percent of total assets decreased to 7.79% at December 31, 2010 from 9.09% at September 30, 2010 and 10.08% at December 31, 2009.

Troubled debt restructured (“TDR”) loans increased $3.4 million during the fourth quarter of 2010 and $13.2 million for the year ended December 31, 2010 to $74.7 million from $61.5 million at December 31, 2009. These loans represent loan relationships where the Bank modified the loan terms because the borrower was experiencing financial challenges and was not able to keep their loan payments current. Our priority is to negotiate a solution that is acceptable to the Bank while providing the borrower time to resolve their financial issues.  One strategy we have utilized this year for a limited number of our merchant builder borrowing relationships is to establish an “A” and “B” note structure in which we create an “A” note representing a reduced principal balance expected to be fully collected and at a debt service level and loan-to-value ratio acceptable to us. The “A” note is classified as a performing TDR loan as long as the borrower continues to perform in accordance with the note terms.  The “B” note represents the amount of the principal reduction portion of the original note and is immediately charged-off.  During the quarter ended December 31, 2010, $4.7 million of “B” notes were charged-off. The “B” note is held by the Bank and when the borrower pays off the “A” note, the Bank will proceed with collection efforts on the “B” note.  At December 31, 2010, 78.2% of our troubled debt restructured loans were classified as performing compared to 60.2% at September 30, 2010 and 57.7% at December 31, 2009. Of the $58.4 million of performing troubled debt restructured loans at December 31, 2010, $34.2 million were related to an “A” note as a result of an “A” and “B” note workout strategy.

The following table presents a breakdown of our OREO at December 31, 2010:

	King County	Pierce County	Snohomish County	Kitsap County	All other counties	Total Other Real Estate Owned	Percent of Total Other Real Estate Owned
	(Dollars in thousands)
One-to-four family residential	$2,669	$7,848	$625	$2,114	$597	$13,853	46.02%
Commercial real estate	563	2,622	-	155	450	3,790	12.59
Construction/land development	6,221	1,376	136	1,078	3,648	12,459	41.39
Total other real estate owned	$9,453	$11,846	$761	$3,347	$4,695	$30,102	100.00%

OREO increased $7.2 million or 31.3% to $30.1 million at December 31, 2010 from $22.9 million at September 30, 2010. We sold $8.1 million of OREO during the fourth quarter of 2010 which was comprised of 36 properties and generated a net gain of $403,000. We evaluate the market value of our OREO inventory quarterly. As a result of this evaluation, we expensed $440,000 and $5.6 million related to the decline in the market value of our OREO during the quarter and year ended December 31, 2010, respectively. Additional expenses related to OREO were $1.0 million for the quarter ended December 31, 2010 and $3.4 million for the year. We anticipate that our OREO inventory and related expenses will continue to increase over the next few months as we continue to aggressively manage our nonperforming loans and take possession of the underlying collateral.

Net interest income for the quarter ended December 31, 2010 was $8.5 million compared to $8.3 million for the comparable quarter in 2009. This increase was the result of a $1.9 million decline in interest income offset by a decrease of $2.0 million in interest expense. The decline in our interest income was predominately a result of the reduction in the size of our loan portfolio. The decline in our total interest expense was primarily the result of maturing/renewing certificates of deposit and new certificates repricing at lower interest rates. Our cost of funds declined 69 basis points to 2.33% for the quarter ended December 31, 2010 from 3.02% for the same quarter in 2009.  Our interest rate spread increased 59 basis points to 2.70% for the quarter ended December 31, 2010 from 2.11% for the same quarter last year while the net interest margin increased to 2.95% from 2.61% for the same period in 2009.

Noninterest income for the quarter ended December 31, 2010 decreased $1.0 million to $895,000 from $1.9 million as compared to the same quarter in 2009 as a result of a decrease in the net gain on sales of investments.

Noninterest expense for the fourth quarter of 2010 increased to $6.7 million compared to $4.3 million for the fourth quarter of 2009, primarily due to increases in net OREO related expenses of $981,000, FDIC/OTS assessments of $481,000 and salaries and employee benefits of $431,000.

Progress on Regulatory Order

On September 24, 2010, the Bank entered into a Stipulation and Consent to the Issuance of a Consent Order (“Order”) with the FDIC and the Washington State Department of Financial Institutions (“DFI”). The Order required that a number of items be completed over various time frames. We are pleased to report that we believe we have complied with each item set forth in the Order in advance of all required due dates, and submitted the appropriate documentation to our regulators for their review. We will continue to work towards reducing substandard assets and improving earnings in the upcoming quarters in our ongoing efforts to improve our operations.

The Bank’s Tier 1 capital ratio was 11.73% and our Total risk-based capital ratio was 19.65% at December 31, 2010 which exceeded the requirements of the Order of 10% and 12%, respectively.

Adversely classified assets as a percent of Tier 1 capital plus the allowance for loan losses was 128% at the beginning of 2010. The Order requires this ratio to be below 65% by March 2011 for the adversely classified assets identified during the most recent examination.  As of December 31, 2010, we had already achieved the target in advance of the due date stipulated in the Order.

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. We are a part of the ABA NASDAQ Community Bank Index. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Office of Thrift Supervision and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute additional enforcement actions against the Company or the Bank, to take additional corrective action and refrain from unsafe and unsound practices, which may also require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions; the requirements and restrictions that have been imposed upon the Company under the memoranda of understanding with the Office of Thrift Supervision and the consent order the Bank entered into with the FDIC and the Washington DFI and the possibility that the Company and the Bank will be unable to fully comply with these enforcement actions which could result in the imposition of additional requirements or restrictions; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed in any forward-looking statements made by or on our behalf. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

	December 31,
Assets	2010	2009

Cash on hand and in banks	$7,466	$8,937
Interest-bearing deposits	90,961	96,033
Investments available for sale	164,603	97,383
Loans receivable, net of allowance of $22,534 and $33,039	856,456	1,039,300
Premises and equipment, net	19,829	19,585
Federal Home Loan Bank stock, at cost	7,413	7,413
Accrued interest receivable	4,686	4,880
Federal income tax receivable	5,916	9,499
Deferred tax assets, net	—	12,139
Other real estate owned	30,102	11,835
Prepaid expenses and other assets	6,226	8,330
Total assets	$1,193,658	$1,315,334

Liabilities and Stockholders' Equity

Deposits	$920,226	$939,423
Advances from the Federal Home Loan Bank	93,066	139,900
Advance payments from borrowers for taxes &
and insurance	2,256	2,377
Accrued interest payable	214	457
Other liabilities	3,418	4,660
Total liabilities	1,019,180	1,086,817

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000
shares, no shares issued or outstanding	—	—
Common stock, $0.01 par value; authorized 90,000,000
shares; issued and outstanding 18,805,168 and
18,823,068 shares at December 31, 2010 and
December 31, 2009	188	188
Additional paid-in capital	187,371	186,120
Retained earnings (deficit), substantially restricted	(305)	55,251
Accumulated other comprehensive income, net of tax	484	1,347
Unearned Employee Stock Ownership Plan shares	(13,260)	(14,389)
Total stockholders' equity	174,478	228,517
Total liabilities and stockholders' equity	$1,193,658	$1,315,334

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended			Three Month	One Year
	December 31, 2010	September 30, 2010	December 31, 2009	Change	Change
Interest income
Loans, including fees	$13,267	$13,677	$14,817	(3.00)%	(10.46)%
Investments available for sale	1,118	1,254	1,470	(10.85)	(23.95)
Federal funds sold and interest-bearing deposits with banks	62	80	48	(22.50)	29.17
Total interest income	$14,447	$15,011	$16,335	(3.76)%	(11.56)%
Interest expense
Deposits	4,914	5,563	6,787	(11.67)	(27.60)
Federal Home Loan Bank advances	1,074	1,057	1,239	1.61	(13.32)
Total interest expense	$5,988	$6,620	$8,026	(9.55)%	(25.39)%
Net interest income	8,459	8,391	8,309	0.81	1.81
Provision for loan losses	2,100	12,000	23,705	(82.50)	(91.14)
Net interest income (loss) after provision for loan losses	$6,359	$(3,609)	$(15,396)	276.20%	141.30%
Noninterest income
Net gain on sale of investments	843	—	1,880	100.00	(55.16)
Other	52	38	47	36.84	10.64
Total noninterest income	$895	$38	$1,927	2255.26%	(53.55)%
Noninterest expense
Salaries and employee benefits	3,008	3,258	2,577	(7.67)	16.72
Occupancy and equipment	397	411	320	(3.41)	24.06
Professional fees	538	664	384	(18.98)	40.10
Data processing	189	191	162	(1.05)	16.67
Gain on sale of OREO property, net	(403)	(205)	—	96.59	100.00
OREO market value adjustments	440	2,016	—	(78.17)	100.00
OREO related expenses, net	1,047	962	103	8.84	916.50
FDIC/OTS assessments	832	910	351	(8.57)	137.04
Insurance and bond premiums	148	150	17	(1.33)	770.59
Other general and administrative	490	143	413	242.66	18.64
Total noninterest expense	$6,686	$8,500	$4,327	(21.34)%	54.52%
Income (loss) before benefit for federal income taxes	568	(12,071)	(17,796)	104.71	103.19
Benefit for federal income taxes	—	—	(5,548)	0.00	(100.00)
Net income (loss)	$568	$(12,071)	$(12,248)	104.71%	104.64%
Basic income (loss) per share	$0.03	$(0.69)	$(0.69)	104.35%	104.35%
Diluted income (loss) per share	$0.03	$(0.69)	$(0.69)	104.35%	104.35%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands, except share data)
(Unaudited)

	Years Ended December 31,
	2010	2009	2008
Interest income
Loans, including fees	$55,783	$58,332	$60,318
Investments available for sale	4,485	6,599	7,426
Federal funds sold and interest-bearing deposits with banks	276	102	810
Dividends on Federal Home Loan Bank stock	—	—	47
Total interest income	$60,544	$65,033	$68,601
Interest expense
Deposits	23,370	28,806	31,632
Federal Home Loan Bank advances	4,189	5,107	4,346
Total interest expense	$27,559	$33,913	$35,978
Net interest income	32,985	31,120	32,623
Provision for loan losses	53,100	51,300	9,443
Net interest income (loss) after provision for loan losses	$(20,115)	$(20,180)	$23,180
Noninterest income
Net gain on sale of investments	843	1,954	1,606
Other-than-temporary impairment loss on investments	—	(152)	(1,640)
Other	198	230	234
Total noninterest income	$1,041	$2,032	$200
Noninterest expense
Salaries and employee benefits	12,347	11,730	9,208
Occupancy and equipment	1,657	2,306	1,188
Professional fees	2,148	1,412	1,477
Data processing	723	634	486
Gain on sale of OREO property, net	(185)	—	—
OREO market value adjustments	5,624	—	—
OREO related expenses, net	3,419	255	—
FDIC/OTS Assessments	2,837	2,281	484
Insurance and bond premiums	597	71	67
Goodwill Impairment	—	14,206	—
Other general and administrative	1,896	2,172	1,777
Total noninterest expense	$31,063	$35,067	$14,687
Income (loss) before provision (benefit) for federal income taxes	(50,137)	(53,215)	8,693
Provision (benefit) for federal income taxes	3,999	(12,507)	4,033
Net income (loss)	$(54,136)	$(40,708)	$4,660
Basic earnings (loss) per share	$(3.11)	$(2.18)	$0.22
Diluted earnings (loss) per share	$(3.11)	$(2.18)	$0.22

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Loan Portfolio Breakdown
(Dollars in thousands)
(Unaudited)

	December 31,
	2010		2009
	Amount	Percent	Amount	Percent

One-to-four family residential: (1)
Permanent	$393,334	44.08%	$481,046	43.13%
Construction	5,356	0.60	15,685	1.41
	398,690	44.68	496,731	44.54

Multifamily residential:
Permanent	140,762	15.77	128,943	11.56
Construction	4,114	0.46	17,565	1.58
	144,876	16.23	146,508	13.14

Commercial real estate:
Permanent	237,708	26.64	251,185	22.52
Construction	28,362	3.18	31,605	2.83
Land	6,643	0.75	6,206	0.56
	272,713	30.57	288,996	25.91

Speculative construction/land development:
One-to-four family residential	26,848	3.01	95,699	8.58
Multifamily residential	1,283	0.14	3,624	0.33
Commercial	1,108	0.12	1,129	0.10
Land development	27,262	3.06	63,501	5.69
	56,501	6.33	163,953	14.70

Business	479	0.05	353	0.03

Consumer	19,127	2.14	18,678	1.68
Total loans	$892,386	100.00%	$1,115,219	100.00%

Less:
Loans in process	10,975		39,942
Deferred loan fees	2,421		2,938
Allowance for loan losses	22,534		33,039
Loans receivable, net	$856,456		$1,039,300

(1) Includes $173.4 million and $230.8 million of non-owner occupied loans at December 31, 2010 and December 31, 2009, respectively.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Ratios
 (Dollars in thousands, except share data)
(Unaudited)

	At or For the Quarter Ended
	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009

Performance Ratios:
Return (loss) on assets	0.19%	(3.70)%	(7.50)%	(5.36)%	(3.70)%
Return (loss) on equity	1.28	(25.10)	(47.06)	(30.29)	(19.74)
Equity-to-assets ratio	14.62	13.64	14.30	15.90	17.37
Interest rate spread	2.70	2.43	2.26	2.23	2.11
Net interest margin	2.95	2.71	2.58	2.59	2.61
Average interest-earning assets to
average interest-bearing liabilities	111.77	112.88	113.65	115.09	119.87
Efficiency ratio	71.48	100.84	86.23	109.28	42.27
Noninterest expense as a percent of
average total assets	2.19	2.61	2.11	2.68	1.31
Book value per common share	$9.28	$9.29	$9.93	$11.17	$12.14

Capital Ratios (1):
Tier 1 leverage	11.73%	10.95%	9.40%	11.33%	12.46%
Tier 1 risk-based	18.38	17.34	14.49	16.43	19.20
Total risk-based	19.65	18.63	15.78	17.73	20.49

Asset Quality Ratios:
Nonaccrual and 90 days or more past due loans
as a percent of total loans	7.14%	9.87%	12.01%	13.81%	11.23%
Nonperforming assets as a percent
of total assets	7.79	9.09	10.50	12.60	10.08
Allowance for loan losses as a percent of	.
total loans	2.56	3.00	2.97	3.45	3.07
Allowance for loan losses as a percent of
nonperforming loans	35.80	30.39	24.75	25.00	27.37
Net charge-offs to average loans
receivable, net	0.90	1.41	3.24	0.92	2.06

Allowance for Loan Losses:
Allowance for loan losses, beginning of the quarter	$28,400	$29,858	$36,479	$33,039	$31,134
Provision	2,100	12,000	26,000	13,000	23,705
Charge-offs	(8,970)	(14,121)	(32,703)	(9,682)	(21,816)
Recoveries	1,004	663	82	122	16
Allowance for loan losses, end of the quarter	$22,534	$28,400	$29,858	$36,479	$33,039

Reserve for unfunded commitments,
beginning of the quarter	$96	$359	$282	$336	$450
Adjustments	66	(263)	77	(54)	(114)
Reserve for unfunded commitments,
end of the quarter	$162	$96	$359	$282	$336

Nonperforming Assets:
Nonperforming loans
90 days or more past due and still accruing	$-	$-	$-	$-	$-
Nonaccrual loans	46,637	65,056	87,437	108,135	94,682
Nonaccrual troubled debt restructured loans	16,299	28,387	33,208	37,783	26,021
Total nonperforming loans	$62,936	$93,443	$120,645	$145,918	$120,703
OREO	30,102	22,927	16,493	20,500	11,835
Total nonperforming assets	$93,038	$116,370	$137,138	$166,418	$132,538

Performing troubled debt restructured loans	$58,375	$42,891	$46,575	$22,948	$35,458

(1) Capital ratios are for First Savings Bank Northwest only.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Ratios
(Dollars in Thousands, except share data)
(Unaudited)

	At or For the
	Year Ended December 31,
	2010		2009		2008

Performance Ratios
Return (loss) on assets	(4.18	) %	(3.14	) %	0.39%
Return (loss) on equity	(26.59)			(15.18)	1.50
Dividend payout ratio	(2.73)			(15.60)	109.09
Equity-to-assets ratio	14.62		17.37		23.31
Interest rate spread	2.40		1.86		1.84
Net interest margin	2.70		2.49		2.81
Average interest-earning assets to
average interest-bearing liabilities	113.35		123.31		131.20
Efficiency ratio	91.29		105.78		44.75
Noninterest expense as a percent of
average total assets	2.40		2.71		1.22
Book value per common share	$9.28		$12.14		$13.62

Capital Ratios (1)
Tier 1 leverage	11.73		12.46		15.61
Tier 1 risk-based	18.38		19.20		23.04
Total risk-based	19.65		20.49		24.30

Asset Quality Ratios:
Nonaccrual and 90 days or more past due loans
as a percent of total loans	7.14		11.23		5.56
Nonperforming assets as a percent
of total assets	7.79		10.08		4.71
Allowance for losses as a percent of
total loans	2.56		3.07		1.61
Allowance for losses as a percent of
nonperforming loans	35.80		27.37		28.96
Net charge-offs to average loans
receivable, net	6.55		3.38		0.04

Allowance for Loan Losses
Allowance for loan losses, beginning of the period	$33,039		$16,982		$7,971
Provision	53,100		51,300		9,443
Charge-offs	(65,476)			(35,302)	(432)
Recoveries	1,871		59		-
Allowance for loan losses, end of the period	$22,534		$33,039		$16,982

Reserve for unfunded commitments,
beginning of the period	336		-		-
Adjustments	(174)		336		-
Reserve for unfunded commitments,
end of the period	$162		$336		$-

Nonperforming Assets:
Nonperforming loans
90 days or more past due and still accruing	-		-		2,104
Nonaccrual loans	46,637		94,682		35,720
Nonaccrual troubled debt restructured loans	16,299		26,021		20,818
Total nonperforming loans	62,936		120,703		58,642
OREO	30,102		11,835		-
Total nonperforming assets	$93,038		$132,538		$58,642

Performing troubled debt restructured loans	$58,375		$35,458		$2,226

(1)	Capital ratios are for First Savings Bank Northwest only.

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